Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact: Katherine Patricia Klingler

Telephone: 617-346-7433

Sovereign Bank Announces Results of Fixed Price Tender Offer for
5⅛% Subordinated Notes due March 15, 2013

Boston (December 13, 2011) – Sovereign Bank (“Sovereign”), a wholly owned indirect subsidiary of Banco Santander, S.A., announced today that it has accepted for purchase $234,949,000 principal amount of its 5⅛% Subordinated Notes due March 15, 2013 (the “Notes”) (CUSIP No. 84603MEX0) representing all of the Notes that were validly tendered (and not validly withdrawn) pursuant to its previously announced fixed price cash tender offer for the Notes.

The tender offer expired at 5:00 p.m., New York City time, on December 12, 2011. Payment for the notes purchased pursuant to the tender offer is expected to be made today, December 13, 2011. The aggregate consideration for the Notes accepted for purchase, including accrued and unpaid interest is $242,591,368.88.

This press release is neither an offer to purchase nor a solicitation to buy any of the Notes, nor is it a solicitation for acceptance of the tender offer.

J.P. Morgan Securities LLC acted as dealer manager for the tender offer, D.F. King & Co., Inc. served as the tender agent and information agent for the tender offer and Wachtell, Lipton, Rosen & Katz has acted as legal advisor to Sovereign.

About Sovereign, Santander Holdings USA and Banco Santander

Sovereign Bank is a financial institution with principal markets in the northeastern United States. Sovereign has more than 700 branches, nearly 2,300 ATMs, and approximately 8,000 team members.

Santander Holdings USA, Inc. (SAN.MC, STD.N) is a wholly owned subsidiary of Banco Santander, S.A., and wholly owns Sovereign Bank and Santander Consumer USA. Banco Santander is a retail and commercial bank, headquartered in Spain, with a presence in 10 main markets: Spain, Portugal, Germany, the UK, Poland, Brazil, Mexico, Chile, Argentina and the U.S. Founded in 1857, Santander has more than 100 million customers, 14,709 branches – more than any other international bank – and more than 190,000 employees.

Cautionary Statement Regarding Forward-Looking Information

Sovereign Bank cautions that this press release contains forward-looking statements. These forward-looking statements include, without limitation, statements concerning our future business development. While these forward-looking statements represent our judgment and future expectations concerning the development of our business, a number of risks, uncertainties and other important factors could cause actual developments to differ materially from our expectations. These factors include, but are not limited to: (1) general market, macro-economic, governmental and regulatory trends; (2) movements in local and international securities markets, currency exchange rates, and interest rates; (3) competitive pressures; (4) technological developments; and (5) changes in the financial position or credit worthiness of our customers, obligors and counterparties. The risk factors and other key factors indicated in past and future filings and reports by Sovereign Bank and its parent entities, including past and future filings and reports by Santander Holdings USA, Inc. with the U.S. Securities and Exchange Commission, could adversely affect the development of our business. Other unknown or unpredictable factors could cause actual developments to differ materially from those in the forward-looking statements. The information contained in this press release is subject to, and must be read in conjunction with, all other publicly available information.